Exhibit 99.6

Banner Pharmacaps Europe B.V.

Unaudited Interim Financial Statements

As of September 30, 2012 and December 31, 2011

and for the nine months ended September 30, 2012 and 2011

Banner Pharmacaps Europe B.V.

Banner Pharmacaps Europe B.V.

Balance Sheets

(unaudited)

(in thousands)	September 30, 2012	December 31, 2011

Assets
Current
Cash and cash equivalents	$2,246	$1,819
Accounts receivable	5,492	4,728
Inventories	4,298	4,939
Prepaid expenses and other	468	684

Total current assets	12,504	12,170

Property and equipment, net	10,590	11,146
Other long-term assets	472	472

Total assets	$23,566	$23,788

Liabilities and shareholder’s equity
Current
Accounts payable	$2,030	$2,612
Due to related parties	565	647
Accrued expenses	2,397	2,462
Related party loans	1,450	—

Total current liabilities	6,442	5,721

Deferred income taxes	29	29
Related party loan	—	2,300

Total liabilities	6,471	8,050

Shareholder’s equity
Common stock	29	29
Additional paid-in capital	22,542	22,542
Accumulated deficit	(4,680)	(6,071)
Accumulated other comprehensive loss	(796)	(762)

Total shareholder’s equity	17,095	15,738

Total liabilities and shareholder’s equity	$23,566	$23,788

See accompanying notes to unaudited financial statements.

Banner Pharmacaps Europe B.V.

Statements of Income

(unaudited)

(in thousands)	Nine months ended September 30,
	2012	2011

Sales	$30,997	$31,972
Cost of sales	24,349	24,632

Gross profit	6,648	7,340
Operating expenses:
Selling, general and administrative	2,595	2,844
Research and development	2,210	2,061

Total operating expenses	4,805	4,905

Income from operations	1,843	2,435

Interest, net	(20)	(21)
Gain (loss) from foreign currency translation	32	(36)

Total other income (expense), net	12	(57)

Income before income taxes	1,855	2,378
Income tax expense	(464)	(595)

Net income	$1,391	$1,783

See accompanying notes to unaudited financial statements.

Banner Pharmacaps Europe B.V.

Statement of Changes in Shareholder’s Equity

Nine Months Ended September 30, 2012

(unaudited)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive
(in thousands)	Shares	Amount	Capital	Deficit	Loss	Total

Balance at December 31, 2011	505	$29	$22,542	$(6,071)	$(762)	$15,738

Net income	—	—	—	1,391	—	1,391
Translation adjustment	—	—	—	—	(34)	(34)

Comprehensive income						1,357

Balance at September 30, 2012	505	$29	$22,542	$(4,680)	$(796)	$17,095

See accompanying notes to unaudited financial statements.

Banner Pharmacaps Europe B.V.

Statements of Cash Flows

(unaudited)

(in thousands)	Nine months ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$1,391	$1,783
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,086	1,303
Realized and unrealized loss (gain) on related party loan	4	(25)
Provision for pension	877	704
Payment of pension	(868)	(1,103)
Recovery of losses on accounts receivable	—	(13)
Decrease (increase) in assets:
Accounts receivable	(779)	232
Inventories	635	(1,515)
Prepaid expenses and other	215	371
Related parties	(71)	(13)
Increase (decrease) in liabilities:
Accounts payable	(579)	(186)
Accrued expenses and other	4	(267)

Net cash provided by operating activities	1,915	1,271

Cash flows from investing activities:
Additions to property and equipment	(619)	(1,261)

Net cash used in investing activities	(619)	(1,261)

Cash flows from financing activities:
Repayment of related party loan	(850)	—

Net cash used in financing activities	(850)	—

Effect of exchange rates on cash and cash equivalents	(19)	17

Net change in cash and cash equivalents	427	27
Cash and cash equivalents, beginning of period	1,819	1,690

Cash and cash equivalents, end of period	$2,246	$1,717

See accompanying notes to unaudited financial statements.

Banner Pharmacaps Europe B.V.

Notes to Unaudited Interim Financial Statements

as of September 30, 2012 and December 31, 2011 and

for the Nine Months Ended September 30, 2012 and 2011

(unaudited)

1. Accounting policies

Basis of presentation

The accompanying unaudited financial statements have been prepared by Banner Pharmacaps Europe B.V. (the “Company”) in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Amounts are presented in U.S. dollars. Operating results for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. These financial statements do not include all the information and footnotes required by U.S. GAAP for annual financial statements and therefore should be read in conjunction with the audited financial statements and notes for the year ended December 31, 2011.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. Actual results could differ from those estimates.

Recent accounting pronouncements

Effective January 1, 2012, the Company adopted Accounting Standards Update (“ASU”) 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU modifies the existing standards to include disclosure of all transfers between Level 1 and Level 2 asset and liability fair value categories. In addition, the ASU provides guidance on measuring the fair value of financial instruments managed within a portfolio and the application of premiums and discounts on fair value measurements. The ASU requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. The adoption of this guidance had no material impact to the Company’s financial statements.

In June 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-05, “Comprehensive Income (Topic 220) – Presentation of Comprehensive Income” that amends the presentation of other comprehensive income in the financial statements including requiring an entity to report comprehensive income either in a single continuous financial statement or in two separate but continuous financial statements. For nonpublic entities, this guidance is generally effective for fiscal years ending after December 15, 2012 and interim and annual periods thereafter, with early adoption permitted. In December 2011, the FASB issued an accounting update (Update No. 2011-12 – Comprehensive Income (Topic 220)) effectively deferring those changes in Update No. 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. Other than a change in presentation, the Company does not expect the adoption of this guidance will have a material impact on the Company’s financial statements.

2. Inventories

Inventories consisted of the following (in thousands):

	September 30, 2012	December 31, 2011

Raw materials	$1,356	$1,526
Work-in-process	2,737	2,329
Finished goods	205	1,084

	$4,298	$4,939

3. Related parties

Loans from related parties consisted of the following (in thousands):

	September 30, 2012	December 31, 2011

Unsecured loan from a company affiliated by common ownership, due January 2013.	$1,450	$1,450

Unsecured loan from a company affiliated by common ownership repaid in 2012.	—	850

Total loans from related parties	1,450	2,300

Due within one year	1,450	—

Due after one year	$—	$2,300

The Company purchased materials from parties related through common ownership totaling approximately $2,023,000 and $1,975,000 during the nine months ended September 30, 2012 and 2011, respectively.

An administration charge of approximately $504,000 and $433,000 from an entity related through common ownership was recorded during the nine months ended September 30, 2012 and 2011, respectively. These charges are included in selling, general and administrative expenses in the statements of income.

4. Pension benefits

The Company previously disclosed in its financial statements for the year ended December 31, 2011, that in 2012 management expected to contribute a total of approximately $816,000 to its defined benefit pension plan. As of September 30, 2012, contributions of approximately $867,000 have been made to the plan and the Company presently anticipates additional contributions of approximately $245,000 in the remainder of the year ended December 31, 2012.

5. Income taxes

The Company accounts for income taxes under FASB ASC 740, Income Taxes (“ASC 740”). The Company calculates its quarterly tax provision consistent with the guidance provided by ASC 740-270,

whereby the Company forecasts its estimated annual effective tax rate then applies that rate to its year-to-date pre-tax book income. The effective tax rate may be subject to fluctuations during the year as new information is obtained, which may affect the assumptions used to estimate the annual effective rate, including factors such as valuation allowances against deferred tax assets, the recognition or de-recognition of tax benefits related to uncertain tax positions, or changes in or the interpretation of tax laws in jurisdictions where the Company conducts business.

The Company is part of a group that files consolidated tax returns. Taxes are allocated or charged to the Company as though the Company filed its own tax returns (generally at the Dutch corporate rate). The effective tax rates for the nine months ended September 30, 2012 and 2011 was 25%.

There were no material changes in uncertain tax positions for the nine months ended September 30, 2012 and 2011. The Company does not reasonably expect any change to the amount of uncertain tax positions within the next 12 months.

6. Commitments and contingencies

Environmental – The Company is subject to extensive federal, provincial and local regulation of environmental matters relating to its operations. The Company is currently involved in a number of proceedings and discussions regarding these regulations. While it is not feasible to predict the outcome of all these matters, based upon all available information, management is of the opinion that the ultimate disposition of these environmental matters will not have a material adverse effect on the financial condition of the Company.

Guarantees – The Company unconditionally guarantees VION’s bank debt. The maximum amount of the guarantee may vary, but is limited to the sum of the total outstanding principal, related interest and fees, or approximately $1.1 billion at September 30, 2012. VION’s bank debt is denominated in Euros, and therefore, will vary based on fluctuations in foreign exchange rates. The guarantee is scheduled to expire in November 2015. There is currently no recorded liability for potential losses under this guarantee, nor is there any liability for the Company’s obligation to “stand ready” to fund such guarantee. Management believes there is only a remote possibility that VION will not remain current with its debt payments and that the Company will be required to perform under the guarantee.

Other Claims and Litigation – The Company is involved in various other claims and lawsuits incidental to its business and where appropriate has established reserves where it is probable that a liability has occurred. In the opinion of management, these claims and lawsuits in the aggregate will not have a material effect on the financial condition of the Company.

Foreign exchange risk – The Company operates in The Netherlands. Foreign exchange risk arises because the value of the local currency receivable, or payable for transactions denominated in foreign currencies may vary due to changes in exchange rates (“transaction exposures”) and because the non-U.S. dollar denominated financial statements of the Company may vary on translation into the reporting currency of U.S. dollars (“translation exposures”).

Translation gains and losses related to certain foreign currency denominated intercompany loans and are included in gain (loss) from foreign currency translation in the accompanying statements of income.

Credit risk – Credit risk arises from cash and cash equivalents held with banks and financial institutions, and credit exposure to customers, including outstanding accounts receivable.

The objective of managing counterparty credit risk is to prevent losses in financial assets. The Company regularly assesses the credit quality of the counterparties, taking into account their financial position, past experience and other factors. Management also regularly monitors the utilization of credit limits. Two customers accounted for 51% of accounts receivable at September 30, 2012 and two customers accounted for 27% of accounts receivable at December 31, 2011.

7. Accumulated other comprehensive income (loss)

The components of accumulated other comprehensive income (loss) are as follows (in thousands):

	Nine months ended September 30,
	2012	2011

Net income	$1,391	$1,783
Other comprehensive income, net of taxes:
Foreign currency translation adjustment	(34)	79

Comprehensive income	$1,357	$1,862

8. Subsequent events

On October 28, 2012, VION N.V. (“VION”), the ultimate parent company of the Company and Sobel USA Inc. (the “Acquired Companies”), entered into a definitive agreement with Patheon Inc. to sell the Acquired Companies. The sale will be structured as a purchase of all of the shares of the Acquired Companies, for a purchase price of U.S. $255 million, subject to working capital and other adjustments. The sale is subject to applicable regulatory approvals and other customary terms and conditions. The Acquired Companies have unconditionally guaranteed certain Euro-denominated bank debt of VION and will be released from these guarantees upon the closing of the acquisition.